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                                                                    EXHIBIT 2.01
                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Merger Agreement") is made as of ___________, 1997 by and between Osmotics Corporation, a Colorado corporation ("Osmotics Colorado"), and Osmotics Corporation, a Delaware corporation ("Osmotics Delaware"). Osmotics Colorado and Osmotics Delaware are hereinafter sometimes referred to collectively as the "Constituent Corporations."

                                R E C I T A L S

          A. Osmotics Colorado was incorporated in August 1993. Its current authorized capital stock consists of: 6,000,000 shares of Common Stock, no par value ("Osmotics Colorado Common Stock"), of which approximately 3,252,339 shares are issued and outstanding.

          B. Osmotics Delaware was incorporated on July 18, 1996. Its authorized capital stock consists of: (1) 15,000,000 shares of Common Stock, par value $0.001 per share ("Osmotics Delaware Common Stock"), of which 1,000 shares are issued and outstanding; and (2) 10,000,000 shares of Preferred Stock, $0.001 par value ("Osmotics Delaware Preferred Stock"), none of which shares are issued and outstanding.

          C. The respective Boards of Directors of Osmotics Colorado and Osmotics Delaware deem it advisable and to the advantage of each of the Constituent Corporations that Osmotics Colorado merge with and into Osmotics Delaware upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Osmotics Colorado from Colorado to Delaware.

          D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

                               A G R E E M E N T

          NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Osmotics Colorado shall merge with and into Osmotics Delaware on the following terms, conditions and other provisions:

          1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), Osmotics Colorado shall be merged with and into Osmotics Delaware (the "Merger"), and Osmotics Delaware shall be the surviving corporation of the
Merger (the "Surviving Corporation").  The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Colorado, or upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers'
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                                                            Osmotics Corporation
                                                    Agreement and Plan of Merger

certificates, is filed with the Secretary of State of the State of Delaware, whichever later occurs (the "Effective Time").

          2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Osmotics Colorado shall cease; the corporate identity, existence, powers, rights and immunities of Osmotics Delaware as the Surviving Corporation shall continue unimpaired by the Merger; and Osmotics Delaware shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Osmotics Colorado, all without further act or deed.

          3. GOVERNING DOCUMENTS. At the Effective Time, the Certificate of Incorporation of Osmotics Delaware in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Osmotics Delaware in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation.

          4. DIRECTORS AND OFFICERS. At the Effective Time, the directors and officers of Osmotics Delaware shall be and become the directors and officers (holding the same titles and positions) of the Surviving Corporation, and after the Effective Time shall serve in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          5. CONVERSION OF SHARES OF OSMOTICS COLORADO. Subject to the terms and conditions of this Agreement, at the Effective Time, and except for shares of Osmotics Colorado whose holders have validly dissented from the Merger as provided in Colorado Business Corporations Code Article 113 ("Dissenting Shares"), each share of Osmotics Colorado Common Stock outstanding immediately prior thereto shall be automatically changed and converted into 0.454545 fully paid and nonassessable, issued and outstanding shares of Osmotics Delaware Common Stock (with the effect that 2.2 share of Osmotics Colorado Common Stock will be exchanged to one share of Osmotics Delaware Common Stock). Dissenting Shares shall be entitled to exercise only those rights provided in Article 113.

          6. CANCELLATION OF SHARES OF OSMOTICS DELAWARE. At the Effective Time, all of the previously issued and outstanding shares of Osmotics Delaware Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically retired and canceled.

          7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates other than those representing Dissenters Shares that, prior to that date, represented shares of Osmotics Colorado Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Osmotics Delaware Common Stock into which such shares of Osmotics Colorado Common Stock are converted as provided herein. The registered owner on the books and records of Osmotics Colorado of any such outstanding stock certificate for Osmotics Colorado Common Stock shall, until such certificate shall have been surrendered for transfer or otherwise accounted for to Osmotics Delaware or its transfer agent, be

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                                                            Osmotics Corporation
                                                    Agreement and Plan of Merger

entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of Osmotics Delaware Common Stock evidenced by such outstanding certificate as above provided. Dissenting Shares shall be entitled to exercise only those rights provided in
Article 113.

          8. CONVERSION OF OPTIONS AND WARRANTS. At the Effective Time, each outstanding and unexercised portion of an option to purchase one share of Osmotics Colorado Common Stock shall be assumed by Osmotics Delaware and shall become an option to purchase 0.454545 shares of Osmotics Delaware Common Stock (subject to the elimination of fractional shares as provided in Section 9 below) at 2.2 times the exercise price per share but otherwise shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), if applicable, and all other material terms and conditions as the former Osmotics Colorado options. Continuous employment with Osmotics Colorado at the Effective Time will be credited to an optionee for purposes of determining the vesting of the number of shares of Osmotics Delaware Common Stock subject to exercise under an assumed Osmotics Colorado option. At the Effective Time, each outstanding and unexercised portion of a warrant to purchase or acquire one share of Osmotics Colorado Common Stock shall be assumed by Osmotics Delaware and become a warrant to purchase or acquire 0.454545 shares of Osmotics Delaware Common Stock at 2.2 times the exercise price per share but otherwise with the same term, exercisability, and all other material terms and conditions.

          9. FRACTIONAL SHARES. No fractional shares of Osmotics Delaware Common Stock will be issued in connection with the Merger. In lieu thereof, Osmotics Delaware shall pay each shareholder of Osmotics Colorado who would otherwise be entitled to receive a fractional share of Osmotics Delaware Common Stock (assuming the aggregation of all shares held by the same holder of more than one stock certificate representing shares of Osmotics Colorado Common Stock) a cash amount equal to the applicable fraction multiplied by the fair market value of a share of Osmotics Delaware Common Stock, as determined by the Board of Directors of Osmotics Delaware in good faith (the "Fair Market Value Per Share"). Upon exercise of each assumed option or warrant of Osmotics Colorado to purchase Osmotics Delaware Common Stock, cash will be paid by Osmotics Delaware in lieu of any fractional share of Osmotics Delaware Common Stock, respectively, issuable upon exercise of such option or warrant, and the amount of cash received for such fractional share shall be the Fair Market Value Per Share upon exercise thereof multiplied by the applicable fraction, less the unpaid exercise price per share for such fraction.

          10. Employee Benefit Plans. At the Effective Time, the obligations of Osmotics Colorado under or with respect to every plan, trust, program and benefit then in effect or administered by Osmotics Colorado for the benefit of the directors, officers and employees of Osmotics Colorado or any of its subsidiaries shall become the lawful obligations of Osmotics Delaware and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at

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                                                            Osmotics Corporation
                                                    Agreement and Plan of Merger

the Effective Time, Osmotics Delaware hereby expressly adopts and assumes all obligations of Osmotics Colorado under such employee benefit plans.

          11. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Osmotics Colorado such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Osmotics Colorado, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Osmotics Colorado, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

          12. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the shareholders of Osmotics Colorado and by the sole stockholder of Osmotics Delaware, prior to or at the Effective Time.

          13. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Osmotics Colorado or Osmotics Delaware, notwithstanding approval of this Merger Agreement by the Boards of Directors and shareholders of Osmotics Colorado and Osmotics Delaware. If, however, after such approvals have been obtained Osmotics Delaware consummates a registered underwritten initial public offering of its equity securities (and "IPO"), then the Board of Directors of Osmotics Colorado and Osmotics Delaware shall not have such discretion to abandon the Merger.

          14. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the shareholders of Osmotics Colorado and Osmotics Delaware; provided, however, that any amendment made subsequent to the adoption of this Agreement by the shareholders of Osmotics Colorado or the sole stockholder of Osmotics Delaware shall not: (i) alter or change in material respects the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Osmotics Colorado, (ii) alter or change in material respects the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or
(iii) alter or change in material respects any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Osmotics Colorado or Osmotics Delaware.

          15. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended.

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                                                            Osmotics Corporation
                                                    Agreement and Plan of Merger

          16. GOVERNING LAW. This Agreement shall be governed by and construed under the internal laws of the State of Colorado as applied to agreements among Colorado residents entered into and to be performed entirely within Colorado, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of Osmotics Delaware and the Merger.

          17. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original.


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                                                            Osmotics Corporation
                                                    Agreement and Plan of Merger

          IN WITNESS WHEREOF, this Merger Agreement is hereby executed on behalf of each of the Constituent Corporations and attested by their respective officers thereunto duly authorized.

OSMOTICS CORPORATION, a Colorado      OSMOTICS CORPORATION, a Delaware
corporation                           corporation

By:                                   By:
   -------------------------------       -------------------------------
   Steven S. Porter                      Steven S. Porter
   Chief Executive Officer               Chief Executive Officer



ATTEST:                               ATTEST:

By:                                   By:
   -------------------------------       -------------------------------
   Francine E. Porter, Secretary         Francine E. Porter, Secretary



                [Signature Page to Agreement and Plan of Merger]

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